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                                                                     EXHIBIT 5.2








                                February 4, 2002

Photronics, Inc.
15 Secor Road
Brookfield, CT 06804

                                Photronics, Inc.
                                  $200,000,000
                 4 3/4% Convertible Subordinated Notes due 2006
                 ----------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel for Photronics, Inc., a Connecticut corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-3 (the "Registration Statement"), covering the registration under the Securities Act of 1933, as amended (the "Act"), of $200,000,000 aggregate principal amount of the Company's 4 3/4% Convertible Subordinated Notes due 2006 (the "Notes"), and 5,405,400 shares of the Company's common stock, par value $0.01 per share, based upon the initial conversion rate of
27.027 shares per $1,000 principal amount of the Notes and issuable upon conversion of the Notes. The Notes and the shares of common stock are being registered on behalf of the holders of the Notes.

                  In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals and the conformity to the originals of all documents presented to us as copies. In rendering our opinion, we have relied as to factual matters upon certificates and representations of officers of the Company.

                  We are not admitted to practice in the State of Connecticut and, insofar as the following opinion relates to matters governed by the laws of the State of Connecticut, we have relied on the opinion of James A. Eder, Vice President, Secretary and General Counsel of the Company.

                  Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Notes have been duly authorized and executed by the Company and, assuming they have been duly authenticated by the trustee, constitute valid

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and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.


                                                     Very truly yours,

                                                     /s/ Shearman & Sterling

JJ/CU